UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of the earliest event reported):  September 6, 2010

CHISEN ELECTRIC CORPORATION
(Exact name of registrant as specified in charter)

Nevada	333-128532	20-2190950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Jingyi Road, Changxing Economic Development Zone, Changxing, Zhejiang Province, The People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:    (86) 572-6267666

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

 On September 6, 2010, Chisen Electric Jiangsu Company Limited (“CEJC”), a subsidiary of Changxing Chisen Electric Company., Ltd. (“CCEC”), the chief operating subsidiary of Chisen Electric Corporation, a Nevada corporation (the “Registrant”) entered into a Project Investment Agreement and a Supplemental Agreement to the Project Investment Agreement (together, the “Agreement”) with the Jiangsu Xuyi Economic Development Zone Administrative Committee (the “Committee”).  Pursuant to the Agreement, CEJC shall invest, in the aggregate, approximately RMB1.2 billion (approximately $177 million) in three stages to establish the Chisen Circular Economy Industry Park for the manufacturing of lead acid and lithium-ion batteries and other related products in the Jiangsu Xuyi Economic Development Zone.  In the first stage, CEJC shall invest approximately RMB422 million (approximately $62 million), including approximately RMB150 million (approximately $22 million) in fixed assets.  CEJC shall commence construction after obtaining the approval certificate of construction plan and within 20 days from the date of the Agreement. All construction shall be completed on or before December 31, 2011.

In exchange for CEJC’s investment, CEJC shall enjoy the lowest control standard for the price of land in Jiangsu Province (RMB19,000 (approximately $2,200) per hectare), and the Committee shall assist CEJC in implementing the project, including but not limited to, the acquisition of land use rights, the obtainment of certificates for  production plants and buildings, and the provision of infrastructure in the transferred land such as water supply, drainage, gas, electricity, cable TV, roads and telecommunications.

The Committee agreed to grant preferential tax policies on Value Add Tax and Enterprise Income Tax to CEJC. However these policies will be forfeited if taxes levied from the project are less than RMB30,000 (approximately $4,400) per hectare on average (the Company will initially acquire a total area equal to 277.48 hectares in the first stage and an aggregate of 1,000 hectares for all three stages).  The preferred policies include, but are not limited to, a 50% refund on value-added taxes for the first 5 years followed by a 25% refund in the following 5 years, and an exemption of the local portion of enterprise income tax for the first 6 years followed by a 50% reduction in the following 4 years.  The policies shall commence upon the completion of the construction and the commencement of production.

In the event that CEJC fails to commence construction and is delayed more than 7 days, the Committee has the right to terminate the Agreement and reclaim the land.  In the event that CEJC fails to follow the construction schedule, the Committee has the right to reclaim the land.  If the land remains unused for more than one year, the Committee has the right to levy a penalty equal to 20% of the land transfer amount per hectare.  If the land remains unused for more than two years, then the Committee has right to terminate the Agreement and reclaim the land.

The foregoing description of the Agreement does not purport to be completed and is qualified in its entirety by reference to such documents, which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 8.01 OTHER EVENTS.

On August 23, 2010, CCEC, the chief operating subsidiary of the Registrant, formed a subsidiary in the PRC called Chisen Electric Jiangsu Company Limited in JiangSu Province, China.  CEJC’s registered capital is RMB150,000,000, of which CCEC holds 98% (RMB147,000,000) and the Registrant’s CEO Mr. Xu Kecheng holds 2% (RMB 3,000,000).  CEJC intends to produce lead acid batteries, battery plates, battery assembling systems, lithium-ion batteries, battery chargers, power management systems and related parts for manufacturing and sales in the Jiangsu Xuyi Economic Development Zone in Jiangsu Province, the PRC.

On September 1, 2010, the Company issued a press release (the “Press Release”) announcing that it has launched a new company website in English at www.chisenelectric.com.  A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference to such exhibit.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

EXHIBIT	DESCRIPTION	LOCATION

Exhibit 10.1
Xuyi Economic Development Zone Project Investment Agreement, dated September 6, 2010, by and between Chisen Electric Jiangsu Company Limited and Jiangsu Xuyi Economic Development Zone Administrative Committee
Provided herewith

Exhibit 10.2
Xuyi Economic Development Zone Project Investment Agreement Supplemental Agreement, dated September 6, 2010, by and between Chisen Electric Jiangsu Company Limited and Jiangsu Xuyi Economic Development Zone Administrative Committee
Provided herewith

Exhibit 99.1	Press Release	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2010	CHISEN ELECTRIC CORPORATION

	By:	/s/ Xu Kecheng
	Name:	Xu Kecheng
	Its:	Chief Executive Officer